A Stock Company 8515 East Orchard Road Greenwood Village, CO 80111 1-877-723-8723

PLEASE READ THIS ANNUITY CONTRACT CAREFULLY.

THIS IS A LEGAL CONTRACT BETWEEN THE OWNER AND GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (THE “COMPANY”).

ALL PAYOUTS AND VALUES BASED ON THE INVESTMENT EXPERIENCE OF THE ANNUITY ACCOUNT VALUE ARE VARIABLE, MAY INCREASE OR DECREASE ACCORDINGLY, AND ARE NOT GUARANTEED AS TO AMOUNT. THE ANNUITY ACCOUNT WILL INCREASE OR DECREASE IN VALUE BASED UPON INVESTMENT RESULTS.

PLEASE REVIEW THE CONTRACT DATA PAGE AND THE SURRENDERS AND PARTIAL WITHDRAWALS SECTION OF THIS CONTRACT. A 10% FEDERAL TAX PENALTY MAY APPLY IF A SURRENDER, PARTIAL WITHDRAWAL OR DISTRIBUTION IS TAKEN PRIOR TO THE OWNER’S ATTAINMENT AGE OF 59  1⁄2. PLEASE CONSULT A COMPETENT TAX ATTORNEY.

RIGHT TO CANCEL

There is a 10 day right to cancel. If the Contract is issued as a replacement of existing life insurance or annuity coverage, the right to cancel period is extended to 30 days from the date of receiving it. If you are not satisfied with the Contract, return it to the Retirement Resource Operations Center or an agent of the Company. The Contract will be void from the start, and the Company will refund the Annuity Account Value plus any charges and fees.

Signed for Great-West Life & Annuity Insurance Company on the issuance of this Contract.

[Richard Schultz], [Secretary]	[Robert L. Reynolds], [President and Chief Executive Officer]

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY.

Contributions may be made only during the Accumulation Period or until the death benefit is payable to a Beneficiary. The Owner is as shown on the Contract Data Page. The Company will pay the Annuitant the first of a series of annuity payouts on the Annuity Commencement Date by applying the Owner’s Annuity Account Value according to the Payout Options provisions of this Contract. Subsequent payouts will be paid on the same day of each frequency period according to the provisions of this Contract. This Contract is non- participating and not eligible to share in the Company’s divisible surplus.

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CONTRACT DATA PAGE

ANNUITY INFORMATION

Annuity Contract Number:	[1234567]

Effective Date:	[July 1, 2016]

Status of Annuity:	[Non-Qualified Annuity ]

Initial Contribution:	[$50,000]

Annuity Commencement Date:	[March 1, 2018]

State of Delivery:

Department of Insurance Telephone Number:

OWNER INFORMATION

Owner:	[JOHN C. DOE]

Date of Birth:	[April 1, 1969]

Tax ID Number:	[XXX-XX-1111]

Joint Owner:	[JANE B. DOE]

Date of Birth:	[November 12, 1973]

Tax ID Number:	[XXX-XX-3333]

[Colorado]

[303-123-4567]

ANNUITANT INFORMATION

Annuitant:	[JOHN C. DOE]

Date of Birth:	[March 22, 1967]

Tax ID Number:	[XXX-XX-1234]

Contingent Annuitant:	[DAVID J. DOE]

Date of Birth:	[June 6, 1989]

Tax ID Number:	[XXX-XX-7777]

Joint Annuitant:	[JANE C. DOE]

Date of Birth:	[March 22, 1967]

Tax ID Number:	[XXX-XX-1234]

BENEFICIARY INFORMATION
Beneficiary:	[Sally Smith]

Date of Birth:	[January 17, 1981]

Tax ID Number:	[XXX-XX-1789]

Contingent Beneficiary:	[Sammy Smith]

Date of Birth:	[January 17, 1981]

Tax ID Number:	[XXX-XX-1794]

TRANSFERS

Number of Free Transfers Allowed:	[12] each Contract Year

Transfer Fee:	$[0] for each Transfer in excess of the free Transfers permitted

CONTRIBUTIONS

Minimum Initial Contribution Amount:	$[10,000]

Minimum Additional Contribution:	$[500]

Maximum Total Contributions:	$[1,000,000]

ANNUITY PAYMENT
Minimum Annuity Payment:	$50

Annuity Mortality Table:	[Modified Annuity 2000 Mortality Table]

Assumed Interest Rate:	[2.5%]

MISSTATEMENT OF AGE OR SEX
Interest Rate to be Applied in Adjusting
for Misstatement of Age or Sex	[1%]

Asset Management Fee	[1.5%]

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CONTRACT DATA PAGE

DEATH BENEFIT: Return of Annuity Account Value.

As described in the Death Benefit provisions, the death benefit payable will be equal to the Annuity Account Value as of the date the Request for payout is received, less Premium Tax, if any.

CHARGES:	Mortality and Expense Risk Charge for Death Benefit:	[0.20%]

CONTRACT INFORMATION

This Contract Data Page, together with the Initial Applicable Allocation Confirmation, reflects the information with which your Contract has been established as of the Effective Date. If any information on this page needs to be changed or corrected, please contact the Retirement Resource Operations Center.

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SECTION 1: DEFINITIONS

Accumulation Period - The time period between the Effective Date and the earlier of the Annuitant’s 99th birthday or the Payout Election Date

Accumulation Unit - An accounting measure used to determine the Annuity Account Value before the date annuity payouts commence.

Annuitant (Joint Annuitant) - The person named in the application upon whose life the payout of an annuity is based and who will receive annuity payouts. The Annuitant will be the Owner unless otherwise indicated in the application. Joint Annuitants may be named in the application or any time before the Annuity Commencement Date, and must be one another’s Spouse as of the Effective Date. If you select a Joint Annuitant, ‘Annuitant’ means the older Joint Annuitant or the sole surviving Joint Annuitant. If you name a Contingent Annuitant, the Annuitant will be considered the ‘Primary Annuitant’. If an IRA custodian or trustee owns the Contract, the Underlying IRA Holder must be the Annuitant and if there are two Annuitants, the Joint Annuitant must be the Underlying IRA Holder’s Spouse and the designated beneficiary of the custodial or trusteed account.

Annuity Account - An account that reflects the Owner’s interests in the Sub-Accounts in both the Investment Strategy and Income Strategy.

Annuity Account Value - The total value of all the Owner’s interests in the Sub-Accounts in both the Investment Strategy and Income Strategy. The Annuity Account Value is credited with a return based upon investment experience of the Sub-Account(s) selected by the Owner and will increase and decrease accordingly.

Annuity Commencement Date - The date annuity payouts begin, as shown on the Contract Data Page, which is either the Payout Election Date or no later than the Annuitant’s 99th birthday if no Payout Election Date has been established. The Owner may change the Annuity Commencement Date if annuity payouts have not already begun. Upon death of the Owner, the Beneficiary may change the Annuity Commencement Date only if the Beneficiary is the Owner’s surviving spouse and elects to continue the Contract. In all cases, the Annuity Commencement Date must occur no later than the Annuitant’s 99th birthday.

Annuity Payout Period - The period beginning on the Annuity Commencement Date and continuing until all annuity payouts have been made under this Contract.

Annuity Unit - An accounting measure used to determine the dollar value of any variable annuity payout after the first annuity payout is made.

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Automatic Bank Draft Plan - A feature, if made available by the Company, that allows the Owner to make automatic periodic Contributions. Contributions will be withdrawn from an account the Owner specifies and automatically credited to the Annuity Account.

Beneficiary - The person(s) designated by the Owner to receive death proceeds which may become payable upon the death of an Owner. If the surviving Spouse of an Owner is the surviving Joint Owner, the surviving Spouse will be deemed to be the Beneficiary upon such Owner’s death and may take the death benefit or elect to continue this Contract in force. The Beneficiary is shown on the Contract Data Page unless later changed by the Owner (see Change of Beneficiary provision).

Business Day - Any day, and during the hours, which the New York Stock Exchange is open for trading. If that date falls on a non-Business Day, the following Business Day will be used, except as otherwise provided.

Code - The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of this Contract.

Contingent Annuitant - The person named in the application who will become the Annuitant upon the death of the primary Annuitant. The Contingent Annuitant is the person named in the Contract Data Page, unless later changed by the Owner (see Contingent Annuitant provision).

Contingent Beneficiary - The person designated by the Owner to become the Beneficiary when the primary Beneficiary dies.

Contract - The document issued to the Owner which specifies the rights and obligations of the Owner, together with any riders, endorsements, and amendments, if applicable.

Contribution(s) - Purchase amount(s) received from the Owner and allocated to the Sub-Account(s) prior to any other deductions.

Due Proof of Death - (i) an original or certified copy of a death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to the Company.

Effective Date - The date on which the first Contribution is credited to the Annuity Account. Contract years, anniversaries, and quarters are measured from the Effective Date.

GLWB Riders - The Guaranteed Lifetime Withdrawal Benefit (GLWB) Riders issued by the Company that are initiated by allocating money to an Income Strategy Covered Fund.

Grantor – The natural person who is treated under Sections 671 through 679 of the Code as owning the assets of a Grantor Trust. All Grantors must be individuals.

Grantor Trust – A trust, the assets of which are treated under Sections 671 through 679 of the Code as being owned by the Grantor(s). We allow a Grantor Trust to be an Owner only if it either has a single Grantor who is a natural person, or two Grantors who are one another’s Spouse as of the Effective Date.

Great-West Life & Annuity Insurance Company (the “Company”) - The issuer and underwriter for this Contract.

Income Strategy - Assets allocated to the Sub-Account(s) associated with a Rider attached to this Contract.

Income Strategy Account Value - The sum of the values of the Sub-Account(s) in the Income Strategy credited to the Owner under the Annuity Account.

Investment Strategy - Assets allocated to the Sub-Account(s) not associated with a Rider attached to this Contract.

Investment Strategy Account Value - The sum of the values of the Sub-Account(s) in the Investment Strategy credited to the Owner under the Annuity Account.

Mortality and Expense Risk Charge (M&E Charge) – An amount deducted from your Annuity Account to compensate the Company for bearing certain Mortality and Expense risks under the Contract.

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Non-Qualified Annuity Contract - An annuity Contract which is not intended to satisfy the requirements of Section 408(b) (IRAs) or Section 408A (Roth IRAs) of the Code. This Contract may be issued as a Non- Qualified Annuity Contract.

Owner - The person or persons named on the Contract Data Page and Rider Data Page, if applicable. The Owner must be age 85 or younger at the time the contract is issued. The Owner is entitled to exercise all rights and privileges under the Contract while the Annuitant is living. Joint Owners must be one another’s Spouse as of the Effective Date and must both be natural persons. The Annuitant will be the Owner unless otherwise indicated in the application. The Owner must be either a natural person, an IRA custodian or trustee, or a Grantor Trust. If the Owner is a Grantor Trust, all references in the Contract and Rider to the life, age or death of the Owner shall pertain to the life, age or death of the Grantor(s). If the Owner is an IRA custodian or trustee, all references to the life, age, or death of the Owner pertain to the life, age, or death of the Underlying IRA Holder.

Payout Election Date - The date on which Investment Strategy annuity payouts or periodic withdrawals begin. Payout Election Date must occur before the Annuitant’s 99th birthday.

Portfolio - A registered management investment company, or portfolio or series thereof, in which the assets of the Series Account may be invested.

Premium Tax - The amount of tax, if any, charged by a state or other governmental authority.

Qualified Annuity Contract - An annuity contract that is intended to qualify under Section 408(b) (IRAs) or Section 408A (Roth IRAs) of the Code. This Contract may be issued as a Qualified Annuity Contract.

Request - Any written, telephoned, electronic or computerized instruction in a form satisfactory to the Company and received at the Retirement Resource Operations Center from the Owner or the Owner’s designee (as specified in a form acceptable to the Company), or the Beneficiary (as applicable), as required by any provision of this Contract. The Request is subject to any action taken or payout made by the Company before it is processed. A written Request will be deemed to include electronic mail transmissions only if such transmissions include PDF or other facsimile transmissions clearly reproducing the manual signature.

Retirement Resource Operations Center – [P.O. Box 173920 Denver, CO 80217-3920]. The toll-free telephone number is [1-877-723-8723.]

Series Account - Variable Annuity-2 Series Account, the segregated investment account established by the Company under Colorado law and registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940, as amended.

Spouse - A person recognized as a spouse in the state where the couple was legally married. The term does not include a party to a registered domestic partnership, civil union, or similar formal relationship recognized under state law that is not denominated a marriage under that state’s law.

Sub-Account - A division of the Series Account holding the shares of a Portfolio in the Investment Strategy, the Income Strategy, or both. There is a Sub-Account for each Portfolio.

Surrender Value - Is equal to the Annuity Account Value on the Transaction Date of the surrender, less Premium Tax and other taxes.

Transaction Date - The date on which any Contribution or Request from the Owner will be processed. Contributions and Requests received after the close of regular trading on the New York Stock Exchange (generally 4:00 p.m. ET) will be deemed to have been received on the next Business Day. Requests will be processed and the Annuity Account Value will be valued on each day that the New York Stock Exchange is open for trading.

Transfer - The moving of amounts between and among the Sub-Account(s).

Underlying IRA Holder – The natural person who is treated under the Code as having a beneficial interest in the assets of a custodial or trusteed IRA account. All Underlying IRA Holders must be individuals.

Valuation Date - The date on which the net asset value of each Portfolio is determined.

Valuation Period - The period between two successive Valuation Dates.

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SECTION 2: OWNERSHIP AND BENEFICIARY PROVISIONS

2.01 RIGHTS OF OWNER

The Owner has the sole and absolute power to exercise all rights and privileges in this Contract. Upon the death of an Owner or the Annuitant, the Death Benefit Provisions section will apply.

2.02 CHANGE OF OWNERSHIP

The Owner may, by written Request, change the Ownership. The Company shall not be bound by any change of Ownership unless it is made in writing in a form satisfactory to the Company and recorded. A change in Ownership will take effect as of the date the written Request is signed, unless otherwise specified by the Owner subject to payments made or actions taken by the Company prior to receipt of the Request. The change is subject to any action taken or payout made by the Company before the change was recorded.

2.03 ASSIGNMENT

The Owner may Request to assign this Contract. The Company will not record an assignment until the original or a certified copy is received at the Retirement Resource Operations Center. The assignment will be effective on the date the Request is signed, unless otherwise specified by the Owner subject to payments made or actions taken by the Company prior to receipt of the Request. When recorded, the Owner’s rights and those of the Beneficiary are subject to the assignment. The Company is not responsible for the validity of any assignment. The Rider is not assignable.

2.04 DESIGNATION OF BENEFICIARY

Unless changed as provided below, or as otherwise required by law, the Beneficiary (and the Contingent Beneficiary, if one is named) will be as shown on the Contract Data Page. Unless otherwise indicated, if more than one Beneficiary is designated, then each such Beneficiary so designated will share equally in any benefits and or rights granted by the Contract to such Beneficiary, or allowed by the Company. The Company may rely on an affidavit by any responsible person to identify a Beneficiary or verify the non-existence of a Beneficiary not identified by name.

2.05 CHANGE OF BENEFICIARY

The Owner may change the Beneficiary by written Request. The Company shall not be bound by any change of Beneficiary unless it is made in writing and recorded at the Retirement Resource Operations Center. A change of Beneficiary will take effect as of the date the written Request was signed, subject to receipt at the Retirement Resource Operations Center, unless a certain date is specified by the Owner.

If an Owner dies before the date the Request was processed, the change will take effect as of the date of the Request, unless the Company has already made a payout or has otherwise taken action on a designation or change before receipt or processing of such Request. If an Owner dies, and the surviving Joint Owner is the surviving Spouse of the deceased Owner, the surviving Spouse will become the Beneficiary and may take the death benefit or elect to continue this Contract in force.

An irrevocable Beneficiary designation may not be changed without the written consent of that Beneficiary, except to the extent required by law.

2.06 CONTINGENT BENEFICIARY

While the Annuitant is alive, the Owner may, by written Request, designate or change a Contingent Beneficiary from time to time. The Company shall not be bound by any change of Contingent Beneficiary unless it is made in writing and recorded at the Retirement Resource Operations Center.

2.07 DEATH OF BENEFICIARY

The interest of any Beneficiary who dies before an Owner or the Annuitant will terminate at the death of such Beneficiary and the Contingent Beneficiary, if any, will become the Beneficiary. The interest of any Beneficiary who dies at the time of, or within 30 days after, the death of an Owner or the Annuitant will also terminate if no benefits have been paid to such Beneficiary, unless the Owner has indicated otherwise by Request. The benefits will then be paid as though the Beneficiary had died before the deceased Owner or Annuitant.

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2.08 SUCCESSIVE BENEFICIARIES

If an Owner dies, and the surviving Joint Owner is the surviving Spouse of the deceased Owner, the surviving Spouse will become the Beneficiary and may take the death benefit or elect to continue this Contract in force. If there is no surviving Joint Owner, and no named Beneficiary is alive at the time of an Owner’s death, any benefits payable will be paid to the Owner’s estate.

2.09 ANNUITANT

While the Annuitant is living and at least 30 days prior to the Annuity Commencement Date, the Owner may, by Request, change the Annuitant. The Company shall not be bound by a change of Annuitant unless it is made in writing and recorded at the Retirement Resource Operations Center. If this is a Qualified Annuity Contract, the Annuitant will at all times be the Owner of the Contract.

2.10 CONTINGENT ANNUITANT

While the Annuitant is living and at least 30 days prior to the Annuity Commencement Date, the Owner may, by Request, designate or change a Contingent Annuitant. The Company shall not be bound by a change of Annuitant unless it is made in writing and recorded at the Retirement Resource Operations Center.

2.11 OWNERSHIP OF SERIES ACCOUNT

The Company has absolute Ownership of the assets of the Series Account. The portion of the assets of the Series Account equal to the reserves and other Contract liabilities with respect to the Series Account are not chargeable with liabilities arising out of any other business the Company may conduct. The income, gains and losses, realized or unrealized, from assets allocated to the Series Account shall be credited to or charged against such account, without regard to other income, gains or losses of the Company.

SECTION 3: CONTRIBUTIONS

3.01 EFFECTIVE DATE

The Effective Date, shown on the Contract Data Page, is the date the initial Contribution is credited to the Annuity Account.

3.02 CONTRIBUTIONS

Contributions can be made through the Retirement Resource Operations Center at any time during the Accumulation Period. Please see the Contract Data Page for the minimum Contribution amount accepted by the Company. Coverage will begin on the Effective Date.

At any time after the Effective Date and during the lifetime of the Annuitant, before the Annuity Commencement Date, the Owner may make additional Contributions. Please see the Contract Data Page for the accepted Contribution amounts. The Company may modify these limitations, by lowering minimum applicable requirements or accepting larger maximum total Contributions.

The Company reserves the right to stop accepting Contributions at any time. The Owner retains all rights under a Rider, including the right to make Transfers from the Investment Segment to the Income Segment.

If a Contribution is cancelled or if a check for a Contribution is returned due to insufficient funds, the Owner will be responsible for any losses or fees imposed by the bank and losses that may be incurred as a result of any decline in the value of the cancelled purchase. The Company reserves the right to refrain from allocating Contributions to the selected Sub-Accounts until notification is received that the check for the Contribution has cleared.

3.03 ALLOCATION OF CONTRIBUTIONS

If the application is in good order, the initial Contribution will be applied within two Business Days of receipt at the Retirement Resource Operations Center. During the right to cancel period, all Contributions will be allocated in one or more of the Sub-Account(s) as specified in the application. During the right to cancel period, the Owner may change the allocations to the Sub-Accounts.

Subsequent Contributions will be allocated to the Annuity Account in the proportion Requested by the Owner. If there are no accompanying instructions, then allocations will be made in accordance with standing instructions. Allocations will be effective upon the Transaction Date.

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SECTION 4: ANNUITY ACCOUNT VALUE PROVISIONS

4.01 ANNUITY ACCOUNT VALUE

The Annuity Account Value for the Owner on any date during the Accumulation Period will be the sum of the values of the Owner’s interests in each Sub-Account.

The value of the Owner’s interest in a Sub-Account will be determined by multiplying the number of the Owner’s Accumulation Units by the accumulation unit value for that Sub-Account.

4.02 ACCUMULATION UNITS

For each Contribution, the number of Accumulation Units credited to the Owner for a Sub-Account will be determined by dividing the amount of the Contribution, by the accumulation unit value for that Sub-Account on the applicable Transaction Date.

4.03 ACCUMULATION UNIT VALUE

The initial accumulation unit value of each Sub-Account was established at $10. The accumulation unit value of a Sub-Account on a Valuation Date is calculated by multiplying the accumulation unit value as of the immediately preceding Valuation Date by the net investment factor as described in the Net Investment Factor provision below.

The dollar value of an Accumulation Unit will vary in amount depending on the investment experience of the Portfolio and charges taken from the Sub-Account.

4.04 NET INVESTMENT FACTOR

The net investment factor for any Sub-Account for any Valuation Period is determined by dividing (a) by (b), and subtracting (c) from the result where:

(a)	is the net result of:
(i)	the net asset value per share of the Portfolio shares held in the Sub-Account determined as of the end of the current Valuation Period; plus
(ii)

the per share amount of any dividend (or, if applicable, capital gain distributions) made by the applicable Portfolio on shares held in the Sub-Account if the “ex-dividend” date occurs during the current Valuation Period; minus or plus

(iii)	a per unit charge or credit for any taxes incurred by or reserved for in the Sub-Account, which is determined by the Company to have resulted from the investment operations of the Sub-Account.

(b)	is the net result of:
(i)	the net asset value per share of the Portfolio shares held in the Sub-Account determined as of the end of the immediately preceding Valuation Period; minus or plus
(ii)	the per unit charge or credit for any taxes incurred by or reserved for in the Sub-Account for the immediately preceding Valuation Period.

(c)

is an amount representing the Mortality and Expense risk charge deducted from each Sub-Account on a daily basis, equal to an annual rate as shown in the Charges section on the Contract Data Page as a percentage of the daily net asset value of each Sub-Account.

The net investment factor may be greater than, less than, or equal to one. Therefore, the accumulation unit value may increase, decrease or remain unchanged.

4.05 MORTALITY AND EXPENSE RISK CHARGE

The Mortality and Expense risk charge compensates the Company for its assumption of certain Mortality and Expense risks. The Mortality and Expense risk charge is reflected in the unit values of each of the Sub- Accounts selected. As a result, this charge will continue to be applicable to any variable annuity payout option or periodic withdrawal option.

This charge is described above in the Net Investment Factor provision.

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SECTION 5: TRANSFER PROVISIONS

5.01 TRANSFERS

The Owner may make Transfers by Request. The following provisions apply:

(a)	At any time this Contract is in force the Owner, by Request, may Transfer all or a portion of the Annuity Account Value among the Sub-Accounts currently offered by the Company.
(b)	A Transfer will be effective upon the Transaction Date.
(c)

Each Contract Year you are allowed the number of free Transfers as shown in the Contract Data Page. We may impose a Transfer fee for each Transfer you make in excess of the free Transfers allowed. No Transfer fee will be charged for electronic Transfers made via a website; and

(d)	Transfers to and from the Income Strategy are subject to the provisions of the Rider attached to this Contract; and
(e)	Transfers after the Annuity Commencement Date are subject to the restrictions of Section 9.03.

5.02 DOLLAR COST AVERAGING

By Request, the Owner may elect Dollar Cost Averaging in order to purchase units of the Sub-Accounts over a period of time.

The Owner may Request to automatically Transfer a predetermined dollar amount, subject to the Company’s minimum of $100, at regular intervals from the money market Sub-Account to one or more of the remaining, then available, Sub-Accounts. The unit value will be determined on the dates of the Transfers. The Owner must specify the percentage to be Transferred into each designated Sub-Account. Transfers may be set up on any one of the following frequency periods; monthly, quarterly, semiannually, or annually. The Transfer will be initiated on the Transaction Date one frequency period following the date of the Request.

The Company will provide a list of Sub-Accounts eligible for Dollar Cost Averaging which may be modified from time to time.

The Owner may terminate Dollar Cost Averaging at any time by Request. Dollar Cost Averaging will terminate automatically upon the Annuity Commencement Date.

Participation in Dollar Cost Averaging and the Rebalancer Option at the same time is not allowed. Participation in Dollar Cost Averaging does not assure a greater profit, or any profit, nor will it prevent or necessarily alleviate losses in a declining market. The Company reserves the right to modify, suspend, or terminate Dollar Cost Averaging at any time.

5.03 THE REBALANCER OPTION

By Request, the Owner may elect the Rebalancer Option only with respect to the Investment Strategy in order to automatically Transfer among the Sub-Accounts in the Investment Strategy on a periodic basis. This type of Transfer program automatically reallocates the Investment Strategy Account Value to maintain a particular percentage allocation among Sub-Accounts selected by the Owner.     The amount allocated to each Sub-Account will grow or decline at different rates depending on the investment experience of the Sub-Account.

The Owner may Request that rebalancing occur one time only, in which case the Transfer will take place on the Transaction Date of the Request.

Rebalancing may also be set up on a quarterly, semiannual, or annual basis, in which case the first Transfer will be initiated on the Transaction Date one frequency period following the date of the Request.

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On the Transaction Date for the specified Request, assets will be automatically reallocated to the selected Portfolios. Rebalancing will continue on the same Transaction Date for subsequent periods. In order to participate in the Rebalancer Option, the entire Investment Strategy Account Value must be included.

The Owner must specify the percentage of the Investment Strategy Account Value to be allocated to each Sub-Account and the frequency of rebalancing. The Owner may terminate the Rebalancer Option at any time by Request. The Rebalancer Option will terminate automatically upon the Annuity Commencement Date.

Participation in the Rebalancer Option and Dollar Cost Averaging at the same time is not allowed. Participation in the Rebalancer Option does not assure a greater profit, nor will it prevent or necessarily alleviate losses in a declining market. The Company reserves the right to modify, suspend, or terminate the Rebalancer Option at any time.

SECTION 6: DEATH BENEFIT PROVISIONS

6.01 PAYMENT OF DEATH BENEFIT

Upon Due Proof of Death of an Owner and while this Contract is in force, the death benefit will become payable in accordance with these provisions and subject to Section 72(s) of the Code following the Company’s receipt of a Request.

When an Owner dies before the Annuity Commencement Date and a death benefit is payable to a Beneficiary, the death benefit proceeds will remain invested in accordance with the allocation instructions given by the Owner until new allocation instructions are Requested by the Beneficiary or until the death benefit is actually paid to the Beneficiary. The death benefit will be determined as of the date payments commence. However, on the date a payout option is processed, amounts in the Sub-Account will be Transferred to the Money Market Sub-Account unless the Beneficiary otherwise elects by Request. Distribution of the death benefit may be Requested to be made as follows (subject to the distribution rules set forth below):

1. payment in a single sum; or

2. payout under any of the variable annuity options provided under the Contract.

The Death Benefit is determined by the Death Benefit as shown on the Contract Data Page and whether the death of the Owner or Annuitant occurs before or after the Annuity Commencement Date.

6.02 DEATH BENEFIT

The death benefit will be the return of the Annuity Account Value as of the date the Request for payment is received less Premium Tax.

6.03 DISTRIBUTION RULES

If Annuitant Dies Before Annuity Commencement Date

If the Owner is living and the Annuitant dies before the Annuity Commencement Date, the Contract will continue and no death benefit will be payable. If no Contingent Annuitant has been named, the Owner (or the Grantor if the Owner is a Grantor Trust, or the Underlying IRA holder if the Owner is the Custodian or Trustee of an IRA account) will become the Annuitant.

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If an Owner Dies Before Annuity Commencement Date

If an Owner dies before the Annuity Commencement Date, and such Owner was not the Annuitant, the following provisions shall apply:

(1) If there is a Joint Owner who is the surviving Spouse of the deceased Owner, the Joint Owner will become the Owner and Beneficiary and may take the death benefit or elect to continue this Contract in force.

(2) In all other cases, the Company will pay the death benefit to the Beneficiary even if a former Spouse Joint Owner, the Annuitant and/or the Contingent Annuitant are alive at the time of the Owner’s death, unless the sole Beneficiary is the deceased Owner’s surviving Spouse and such Beneficiary Requests to become the Owner and the Annuitant and to continue the Contract in force.

Any death benefit payable to the Beneficiary upon an Owner’s death will be distributed as follows:

(1) If the Owner’s surviving Spouse is the person entitled to receive benefits upon the Owner’s death, the surviving Spouse will be treated as the Owner and will be allowed to take the death benefit or continue the Contract in force; or

(2) If a non-Spouse individual is the person entitled to receive benefits upon the Owner’s death, such individual may elect, not later than one year after the Owner’s date of death, to receive the death benefit in either a single sum or payout under any of the variable annuity options available under the Contract, provided that: (a) such annuity is distributed in substantially equal installments over the life or life expectancy of such Beneficiary; and (b) such distributions begin not later than one year after the Owner’s date of death. If no election is received by the Company from an individual non-Spouse Beneficiary such that substantially equal installments have begun no later than one year after the Owner’s date of death, then the entire amount must be distributed within five years of the Owner’s date of death.

The death benefit will be determined as of the date the payouts commence.

If Annuitant Dies After Annuity Commencement Date

Upon the death of the any Annuitant after the Annuity Commencement Date, any benefit payable must be distributed to the Beneficiary in accordance with and at least as rapidly as under the annuity option then in effect.

If an Owner Dies After Annuity Commencement Date and While the Annuitant is Living

Upon the death of an Owner after the Annuity Commencement Date and while the Annuitant is living, any benefit payable will continue to be distributed to the Annuitant at least as rapidly as under the annuity option then in effect. All of the Owner’s rights granted under the Contract or allowed by the Company will pass to any surviving Joint Owner and, if none, to the Annuitant.

6.04 COMPLIANCE WITH CODE SECTION 72(s)

In any event, no payout of benefits provided under the Contract will be allowed that does not satisfy the requirements of Code Section 72(s), as amended from time to time, and any other applicable federal or state law, rules or regulations. These death benefit provisions will be interpreted and administered in accordance with such requirements.

SECTION 7: SURRENDERS AND PARTIAL WITHDRAWALS

7.01 SURRENDER

At any time prior to the Annuity Commencement Date and subject to the provisions of this Contract, the Owner may surrender this Contract for the Surrender Value which will be computed as of the Transaction Date. The Surrender Value will comply with the minimum nonforfeiture requirements as described in the NAIC Variable Annuity Model Regulation Section 7. Thus, the death benefit will always be greater than or equal to the Surrender Value per minimum nonforfeiture requirements. The Company generally will pay the Surrender Value in a single sum within 7 days after receipt of the Request. A full surrender of this Contract will terminate the Contract and Rider and all benefits therein.

7.02 PARTIAL WITHDRAWALS

The Owner, by Request, may make a partial withdrawal from the Annuity Account Value during the Accumulation Period. The Owner must elect the Sub-Account or combination of them, from which a partial withdrawal is to be made and the amount to be withdrawn from each Sub-Account. Partial withdrawals from the Income Strategy are subject to terms of the Rider.

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The minimum partial withdrawal amount is $500. After any partial withdrawal, if the remaining Investment Strategy Account Value is less than $2,000, and no contributions have been made for at least two years, then a full surrender of the Investment Strategy may be required.

The Annuity Account Value will be reduced by the partial withdrawal amount and the guaranteed minimum death benefit, if applicable, will be reduced on a pro-rated basis.

Numerical Example

Sum of Contract Contributions = $50,000

Annuity Account Value = $40,000

Withdrawal amount - $4,000

Adjustment = $36,000 ($40,000 - $4,000)/$40,000 = 0.90

Guaranteed Minimum Death Benefit = $45,000 ($50,000 x 0.90)

The following terms apply:

(a)	No partial withdrawals are permitted after the Annuity Commencement Date, except as provided by the Rider, if applicable.
(b)	If a partial withdrawal is made within 30 days of the date annuity payouts are scheduled to commence, the Company may delay the Annuity Commencement Date by 30 days.
(c)	A partial withdrawal will be effective upon the Transaction Date.

7.03 ASSET MANAGEMENT FEES

Withdrawals up to the amount shown on the Contract Data Page annually can be deducted from the Annuity Account Value to pay for asset management or advisory service fees associated with the Contract or Rider without being considered a partial withdrawal when calculating the Guaranteed Minimum Death Benefit. Withdrawals in excess of the amount shown on the Contract Data Page to pay for these services will be considered a partial withdrawal.

7.04 POSTPONEMENT

If the Company receives a Request for surrender or partial withdrawal, the Company may postpone any cash payment from the Annuity Account Value, for no more than 7 days.

The Company may delay payment for:

(a)	any period during which the New York Stock Exchange is closed (other than customary weekend and holding closings) or trading on the New York Stock Exchange is restricted;
(b)	any period during which an emergency exists such that the disposal of or the determination of the value of shares of the Portfolios is not reasonably practicable; or
(c)	any other period as the Securities and Exchange Commission may by order permit for the protection of security holders.

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SECTION 8: GENERAL PROVISIONS

8.01 ENTIRE CONTRACT

This Contract, Contract Data Page, tables, Riders, Endorsements, and amendments, if any, form the entire Contract between the Owner and the Company. This entire Contract supersedes all prior representations, statements, warranties, promises and agreements of any kind, whether oral or written, relating to the subject matter of this Contract. Nothing is incorporated by reference unless a copy is endorsed upon or attached to the contract. All statements in the application, made by an Owner or the Annuitant, in the absence of fraud, will be considered representations and not warranties.

8.02 ELECTRONIC DELIVERY OF INFORMATION

The Company will deliver information electronically only if the Owner has consented to receiving information in electronic form. The Company will use reasonable procedures to maintain the security of electronically delivered information. Information will be considered to be delivered to the Owner when an e-mail is received. If the Owner consents to receipt of information by electronic means, the Owner agrees to provide an e-mail address to the Company and to keep that e-mail address current. Upon notice to the Owner, the Company reserves the right to modify, suspend or terminate delivery of information in electronic form at any time.

8.03 CONTRACT MODIFICATION

Upon receiving Interstate Insurance Product Regulation Commission (“IIPRC”) approval and 30 days notice to the Owner, the Company may at any time and without the consent of the Owner or any other person, make any changes, including retroactive changes, in this Contract to the extent that the change is required to meet requirements of any law or regulation issued by a governmental agency to which the Company or the Owner are subject.

In accordance with Uniform Standards of the IIPRC, the Company reserves the right to terminate, substitute, discontinue, or add Sub-Accounts. The Company will give the Owner notice of the discontinuance of any Sub-Account or Series Account. If the Owner has elected paper delivery of regulatory information, such notice will be sent to the Owner at the last address of Record. If no request is made by the date the Portfolio is terminated, future contributions will be allocated to the money market Sub-Account. Any modifications will not affect the terms, provisions or conditions which are, or may be, applicable to contributions previously made to any such Sub-Account. Any such discontinuation, substitution or addition will be subject to compliance with any applicable regulatory requirements.

The Company may cease offering existing variable annuity payout options. The Company reserves the right to cease accepting Contributions at any time for any reason.

Only the President, Vice-President, or Secretary of the Company can modify or waive any provision of this Contract.

8.04 NON-PARTICIPATING

This Contract is non-participating. It is not eligible to share in the Company’s divisible surplus.

8.05 MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, the annuity payouts established will be made on the basis of the correct age or sex. If payouts were too large because of misstatement, the difference may be deducted by the Company from the next payout or payouts. If payouts were too small, the difference may be added by the Company to the next payout. Any overpayments or underpayments made by us will be charged or credited with interest at the rate shown on the Contract Data Page. Such interest will be deducted from or added to future payments.

8.06 NOTICE AND PROOF

If the Owner has elected electronic delivery of regulatory information, any notice or demand by the Company to or upon the Owner, or any other person, may be given by posting it in the Owner’s personal folder and electronically mailing it to that person’s last known email address. If the Owner has elected paper delivery of regulatory information, such notice will be sent to the Owner at the last address of record. In the event of the death of an Owner or the Annuitant, the Company will require Due Proof of Death.

Any application, report, Request, election, direction, notice or demand by the Owner, or any other person, must be made in a form satisfactory to the Company.

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8.07 TAX CONSEQUENCES OF PAYOUTS

The Owner or Beneficiary, as the case may be, must determine the timing and amount of any benefit payable. Payments elected by the Owner in the form of periodic withdrawals, surrenders and partial withdrawals will be tax reported to the Owner. Annuity payouts are payable to the Annuitant and will be tax reported to the Annuitant. Payments made to a Beneficiary will be tax reported to the Beneficiary.

It is recommended that a competent tax advisor be consulted prior to obtaining any distribution from this Contract. A 10% federal tax penalty may apply if a surrender, withdrawal or distribution is taken prior to the taxpayer’s attainment of age 59  1⁄2.

Nothing contained herein will be construed to be tax or legal advice.     The Company does not assume any responsibility or liability for any damages or costs, including, but not limited to taxes, penalties, interest or attorney fees incurred by the Owner, the Annuitant, the Beneficiary, or any other person arising out of any such determination.

8.08 INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION

This Contract was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of the Contract that on the provision’s effective date is in conflict with Interstate Insurance Product Regulation Commission standards for this product type is hereby amended to conform to the Interstate Insurance Product Regulation Commission standards for this product type as of the provision’s effective date.

8.09 CURRENCY

All Contributions and all transactions will be in the currency of the United States of America.

8.10 VOTING RIGHTS

The Company will vote the shares of a Portfolio. To the extent required by law, the Company will vote according to the instructions of the Owner in proportion to the interest in the Sub-Account. In such event, the Owner will be entitled to receive the proxy materials and form(s), and the Company will send proxy materials and form(s) to the Owner for a reply. If no reply is received by the date specified in the proxy materials, the Company will vote shares of the appropriate Portfolio in the same proportion as shares of the Portfolio for which replies have been received. During the Annuity Payout Period, the number of votes will decrease as the assets held to fund annuity payouts decrease.

8.11 CONTRACT TERMINATION

This Contract will terminate:

(a)	on the date the Contract is surrendered; or
(b)	pursuant to the divorce provisions of Sections 3.04 and 4.10 of the GLWB Riders; or
(c)	upon the death of the Owner subject to the death benefit provisions of Section 6.

8.12 INCONTESTABILITY

This Contract will not be contested after it has been in force during the Owner’s lifetime for 2 years from the Contract Issue Date. Any Rider attached to the Contract will not be contested after 2 years from the date that the Rider was issued.

8.13 ANNUAL REPORT

The Company will mail to the Owner at least once in each Contract year after the first, at the Owner’s last known address, a statement(s) reporting the following information:

(a)	The beginning and end dates of the current report period;
(b)	The account value, if any, at the beginning of the current report period and at the end of the current report period;
(c)	The amounts that have been credited or debited to the account value during the current report period by type;
(d)	The current death benefit amount;
(e)	The cash surrender value, if any, at the end of the current report period; and,
(f)	After the first guaranteed withdrawal is taken, the GAW amount.

The Owner may Request an additional report free of Charge.

SECTION 9: PAYOUT OPTIONS

9.01 HOW TO ELECT

The Request of the Owner is required to elect, or change the election of, a payout option and must be received by the Company at least 30 days prior to the Annuity Commencement Date. The annuity benefits at the time of their commencement will not be less than those that would be provided by the contract accumulation amount to purchase a single premium immediate annuity contract at purchase rates offered by the company at that time to the same class of annuitants.

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On the Annuity Commencement Date, the Investment Strategy Account Value or Annuity Account Value, pursuant to Section 9.08, may be applied to any of the variable annuity payout options currently available.

If an option has not been elected within 30 days of the Annuity Commencement Date, the Investment Strategy Account Value or Annuity Account Value, pursuant to Section 9.08, will be applied under Variable Annuity Payout Option 1 to provide payouts for life with a guaranteed period of 15 years.

9.02 SELECTION OF PAYOUT OPTIONS

(a)	If a single sum payment is elected, the amount to be paid is the Surrender Value in the Investment Strategy.
(b)

If a variable annuity payout option is elected, the amount to be applied is the Investment Strategy Account Value, or Annuity Account Value, pursuant to Section 9.08, as of the Annuity Commencement Date.

(c)

The minimum amount that may be withdrawn from the Investment Strategy Account Value to purchase an annuity payout option is $2,000. If the amount is less than $2,000, the Company may pay the amount in a single sum subject to the Partial Withdrawal provisions. Payouts may be elected to be received on any of the following frequency periods: monthly, quarterly, semiannually, or annually.

(d)

Payouts to be made under the annuity payout option selected must be at least $50. The Company reserves the right to make the payouts using the most frequent payout interval which produces a payout of not less than $50.

(e)	The maximum amount that may be applied under any annuity payout option is $1,000,000, unless prior approval is obtained from the Company.
(f)	For information on electing periodic withdrawals, refer to the Periodic Withdrawal Option provision.
(g)	Except for the provisions set forth in Section 9.08, only the Investment Strategy Account Value can be applied to an annuity payout option.

9.03 VARIABLE ANNUITY PAYOUT OPTIONS

The following variable annuity payout options are available:

(a)	Option 1: Variable Life Annuity with Guaranteed Period

Payouts for the guaranteed Annuity Payout Period elected or the lifetime of the Annuitant, whichever is longer. The guaranteed Annuity Payout Period elected may be 5, 10, or 15 years, or other options as made available by the Company. Upon death of the Annuitant, the Beneficiary will begin to receive the remaining payouts at the same interval elected by the Owner. See Variable Life Annuity Tables.

(b)	Option 2: Variable Life Annuity

Payouts for the Annuitant’s lifetime, without a guaranteed period. See Variable Life Annuity Tables.

(c)	Option 3: Any Other Form

Any other form of variable annuity payout option which is acceptable to the Company.

These variable annuity payout options are subject to the following provisions:

(1)	Amount of First Payout

The first payout under a variable annuity payout option will be based on the value of each Sub-Account on the 1st Valuation Date preceding the Payout Election Date.    It will be determined by applying the appropriate rate from the Variable Life Annuity Tables to the amount applied under the payout option.

The Variable Life Annuity Tables of this Contract illustrate the payout factors that will be used to determine the first monthly payout under a variable annuity payout option. These tables show the dollar amount of the first monthly payout that can be purchased with each $1,000 of Account Value. Amounts shown are based on the Annuity Mortality Table, modified, with an assumed rate of return per year as shown on the Contract Data Page. The Annuity Mortality Table and the assumed rate of return are shown on the Contract Data Page.

(2)	Annuity Units

The number of Annuity Units credited to the Annuitant for each Sub-Account is determined by dividing the amount of the first payout by the Sub-Account’s annuity unit value on the 1st Valuation Date preceding the Annuity Commencement Date. The number of Annuity Units used to calculate each payout for a Sub- Account remains fixed during the Annuity Payout Period.

(3)	Amount of Payouts after the First

Payouts after the first will vary depending upon the investment experience of the Sub-Accounts in the Investment Strategy. The subsequent amount paid from each Sub-Account is determined by multiplying (a) by (b) where (a) is the number of Sub-Account Annuity Units credited and (b) is the Sub-Account Annuity Unit value on the 1st Valuation Date preceding the payment date. The total amount of each variable annuity payout will be the sum of the variable annuity payouts for each Sub-Account in the Investment Strategy.

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To prevent variable annuity payouts from decreasing the annualized investment experience of the Sub- accounts must be greater or equal to the assumed interest rate shown on the Contract Date Page.

The Annuity Unit value for any Valuation Period for any Sub-Account is determined by multiplying the Annuity Unit value for the immediately preceding Valuation Period by the product of (A) and (B) where:

(A)	is 1/1.025^(1/365) raised to a power equal to the number of days in the current Valuation Period; and
(B)	is the Accumulation Unit value of the same Sub-Account for this Valuation Period divided by the Accumulation Unit value of the same Sub-Account for the immediately preceding Valuation Period.

The Company guarantees that the dollar amount of each payout after the first will not be affected by variations in expenses or mortality experience.

(4)	Transfers After the Annuity Commencement Date

Once variable annuity payouts have begun, the Owner may Transfer all or part of the Investment Strategy Account Value from one Sub-Account of the Investment Strategy Account to another Sub-Account in the Investment Strategy Account.    Transfers after the Annuity Commencement Date will be made by converting the number of Annuity Units being Transferred to the number of Annuity Units of the Sub- Account to which the Transfer is made. The result will be that the next annuity payout, if it were made at that time, would be the same amount that it would have been without the Transfer. Thereafter, annuity payouts will reflect changes in the value of the new Annuity Units. The Contract’s Transfer provisions will apply.

9.04 PERIODIC WITHDRAWAL OPTION

If a periodic withdrawal option is selected, the Owner must Request that all or part of the Investment Strategy Account Value be applied to a periodic withdrawal option. While periodic withdrawals are being received:

1)	the Owner may keep the same Sub-Accounts as were in force before periodic withdrawals began;
2)	charges and fees under this Contract continue to apply; and
3)	the Owner may continue to exercise all contractual rights that are available prior to electing a payout option, except that no Contributions may be made.

9.05 HOW TO ELECT PERIODIC WITHDRAWALS

The Request of the Owner is required to elect, or change the election of, the Periodic Withdrawal Option. The Owner must Request:

1)	the withdrawal frequency of either annual, semi-annual, quarterly or monthly intervals;
2)	a withdrawal amount; a minimum of $100 is required; the calendar month, day, and year on which withdrawals are to begin;
3)	one Periodic Withdrawal Option; and
4)	the allocation of withdrawals from the Sub-Account(s) as follows:
a.	Prorate the amount to be paid across all Investment Strategy Sub-Accounts in proportion to the assets in each Sub-Account; or
b.

Select the Investment Strategy Sub-Account(s) from which withdrawals will be made. Once the Sub-Accounts(s) have been depleted, the Company will automatically prorate the remaining withdrawals against all remaining available Investment Strategy Sub-Accounts, unless the Owner Requests the selection of another Sub-Account.

9.06 PERIODIC WITHDRAWAL OPTIONS AVAILABLE IN INVESTMENT STRATEGY

If a periodic withdrawal option is requested, the Owner must elect one of these 3 withdrawal options:

1)	Income for a Specified Period for at least thirty-six (36) months - The Owner elects the duration over which withdrawals will be made. The amount paid will vary based on the duration; or
2)	Income of a Specified Amount for at least thirty-six (36) months - The Owner elects the dollar amount of the withdrawals. Based on the amount elected, the duration may vary; or
3)	Any Other Form for a period of at least thirty-six (36) months - Any other form of periodic withdrawal which is acceptable to the Company.

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9.07 PERIODIC WITHDRAWALS

Periodic withdrawals will cease on the earlier of the date:

●	The amount elected to be paid under the option selected has been reduced to zero.
●	The Investment Strategy Account Value is zero.
●	The Owner requests that withdrawals stop.
●	The Owner purchases an annuity payout option.
●	The Owner or the Annuitant dies.

We may limit the number of times you may restart a periodic withdrawal program.

Periodic withdrawals may be taxable, subject to withholding and to the 10% federal penalty tax if you are younger than age 59 1⁄2.

9.08 ANNUITY COMMENCEMENT DATE

Annuity payouts will begin no later than the Annuitant’s 99th birthday if no Payout Election Date has been established. If Installments have begun under the Rider, only the Investment Strategy will be annuitized. If Installments have not begun under the Rider, then the entire Account Value will be annuitized at that time and any benefit under the Rider will terminate.

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Variable Life Annuity Table

FEMALE

Monthly Payout for Each $1,000

of Annuity Account Value

Age of	Without Guaranteed	With Guaranteed Period			Age of	Without Guaranteed	With Guaranteed Period
Annuitant	period	5 years	10 years	15 years	Annuitant	period	5 years	10 years	15 years

45	$3.09	$3.09	$3.09	$3.08	71	$5.14	$5.11	$5.01	$4.83
46	$3.13	$3.13	$3.13	$3.12	72	$5.31	$5.27	$5.15	$4.94
47	$3.17	$3.17	$3.17	$3.16	73	$5.48	$5.44	$5.30	$5.05
48	$3.21	$3.21	$3.21	$3.20	74	$5.68	$5.62	$5.46	$5.16
49	$3.26	$3.26	$3.25	$3.24	75	$5.88	$5.82	$5.62	$5.27
50	$3.30	$3.30	$3.30	$3.29	76	$6.11	$6.03	$5.79	$5.38
51	$3.35	$3.35	$3.34	$3.33	77	$6.35	$6.25	$5.97	$5.49
52	$3.40	$3.40	$3.39	$3.38	78	$6.61	$6.49	$6.15	$5.59
53	$3.46	$3.45	$3.45	$3.43	79	$6.89	$6.74	$6.33	$5.69
54	$3.51	$3.51	$3.50	$3.48	80	$7.19	$7.01	$6.52	$5.78
55	$3.57	$3.57	$3.56	$3.54	81	$7.52	$7.30	$6.71	$5.87
56	$3.63	$3.63	$3.62	$3.60	82	$7.88	$7.61	$6.90	$5.95
57	$3.70	$3.70	$3.68	$3.66	83	$8.27	$7.94	$7.09	$6.03
58	$3.77	$3.76	$3.75	$3.72	84	$8.70	$8.28	$7.27	$6.09
59	$3.84	$3.83	$3.82	$3.78	85	$9.17	$8.64	$7.45	$6.15
60	$3.92	$3.91	$3.89	$3.85	86	$9.67	$9.01	$7.61	$6.21
61	$4.00	$3.99	$3.97	$3.92	87	$10.20	$9.39	$7.77	$6.25
62	$4.08	$4.07	$4.05	$4.00	88	$10.76	$9.76	$7.92	$6.29
63	$4.17	$4.16	$4.13	$4.08	89	$11.36	$10.14	$8.06	$6.33
64	$4.27	$4.26	$4.22	$4.16	90	$11.97	$10.52	$8.18	$6.36
65	$4.37	$4.36	$4.32	$4.24	91	$12.62	$10.89	$8.30	$6.38
66	$4.48	$4.46	$4.42	$4.33
67	$4.60	$4.58	$4.52	$4.43
68	$4.72	$4.70	$4.64	$4.52
69	$4.85	$4.83	$4.76	$4.62
70	$4.99	$4.96	$4.88	$4.72

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Variable Life Annuity Table

MALE

Monthly Payout for Each $1,000

of Annuity Account Value

Age of	Without Guaranteed	With Guaranteed Period			Age of	Without Guaranteed	With Guaranteed Period
Annuitant	period	5 years	10 years	15 years	Annuitant	period	5 years	10 years	15 years

45	$3.17	$3.17	$3.16	$3.16	71	$5.43	$5.38	$5.24	$4.99
46	$3.21	$3.21	$3.20	$3.19	72	$5.61	$5.55	$5.39	$5.09
47	$3.25	$3.25	$3.25	$3.24	73	$5.80	$5.74	$5.54	$5.20
48	$3.30	$3.30	$3.29	$3.28	74	$6.01	$5.93	$5.70	$5.30
49	$3.34	$3.34	$3.34	$3.32	75	$6.24	$6.15	$5.86	$5.41
50	$3.39	$3.39	$3.38	$3.37	76	$6.49	$6.37	$6.03	$5.51
51	$3.45	$3.44	$3.43	$3.42	77	$6.75	$6.61	$6.21	$5.61
52	$3.50	$3.50	$3.49	$3.47	78	$7.04	$6.86	$6.38	$5.70
53	$3.56	$3.55	$3.54	$3.52	79	$7.34	$7.13	$6.56	$5.79
54	$3.62	$3.61	$3.60	$3.58	80	$7.67	$7.40	$6.74	$5.88
55	$3.68	$3.68	$3.66	$3.64	81	$8.02	$7.69	$6.92	$5.95
56	$3.75	$3.74	$3.73	$3.70	82	$8.39	$8.00	$7.10	$6.03
57	$3.82	$3.82	$3.80	$3.76	83	$8.78	$8.31	$7.27	$6.09
58	$3.90	$3.89	$3.87	$3.83	84	$9.21	$8.64	$7.43	$6.15
59	$3.98	$3.97	$3.94	$3.90	85	$9.66	$8.98	$7.60	$6.20
60	$4.06	$4.05	$4.02	$3.97	86	$10.15	$9.34	$7.75	$6.25
61	$4.15	$4.14	$4.11	$4.05	87	$10.69	$9.70	$7.90	$6.29
62	$4.24	$4.23	$4.20	$4.13	88	$11.25	$10.07	$8.04	$6.33
63	$4.34	$4.33	$4.29	$4.22	89	$11.84	$10.44	$8.17	$6.36
64	$4.45	$4.44	$4.39	$4.30	90	$12.49	$10.82	$8.29	$6.38
65	$4.56	$4.55	$4.49	$4.39	91	$13.15	$11.19	$8.40	$6.40
66	$4.69	$4.66	$4.60	$4.49
67	$4.81	$4.79	$4.72	$4.58
68	$4.95	$4.92	$4.84	$4.68
69	$5.10	$5.06	$4.96	$4.78
70	$5.26	$5.22	$5.10	$4.88

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GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

[8515 East Orchard Road            Greenwood Village, CO 80111]

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY.

Contributions may be made until the Annuity Commencement Date or until the death benefit is payable to a Beneficiary. The Owner is as shown on the Contract Data Page. The Company will pay the Annuitant the first of a series of annuity payouts on the Annuity Commencement Date by applying the Owner’s Annuit y Account Value or the Investment Strategy Account Value according to the Payout Options provisions. Subsequent payouts will be paid on the same day of each frequency period according to the provisions of this Contract.

This Contract is non-participating and is not eligible to share in the Company’s divisible surplus.

ICC16-J100